EX-99.1

SHOE CARNIVAL REPORTS FOURTH QUARTER AND FISCAL YEAR 2020 FINANCIAL RESULTS

Reports Record Quarterly Net Sales, Net Income, Diluted Net Income Per Share

Reports Quarterly Comparable Store Sales Increase of 6.4 Percent

Guides to Record Fiscal First Quarter 2021 Sales and Earnings

FOR IMMEDIATE RELEASE

Evansville, Indiana, March 24, 2021 - Shoe Carnival, Inc. (Nasdaq: SCVL) (the “Company”), a leading retailer of moderately priced footwear and accessories, today reported results for the fourth quarter and fiscal year ended January 30, 2021.

Fourth Quarter 2020 Highlights

•	Record fourth quarter net sales of $253.9 million

•	Fourth quarter net income increased 114 percent year-over-year

•	Record fourth quarter diluted net income per share of $0.52

•	Cash and cash equivalents were $106.5 million with no outstanding debt as of January 30, 2021

•	Comparable store sales increased 6.4 percent for the quarter, on top of a 3.2 percent comparable store sales increase in the fourth quarter of fiscal 2019

•	Fourth consecutive quarter of triple digit increases in e-commerce sales

•	Shoe Perks customer loyalty program membership approached 10 percent growth compared to the prior year bringing total membership in the program to over 26 million

“Our exceptional results for fiscal year 2020 were achieved thanks to the resiliency and dedication of the Shoe Carnival team, the unwavering support of our loyal customers, and our ongoing partnership with vendors. Further, our unique concept, operational excellence initiatives, and strategic investments in our CRM and e-commerce capabilities were critical through this period of great uncertainty. I want to offer heartfelt gratitude to our team members and vendors for their tremendous efforts, and to our customers for their loyalty and dedication to Shoe Carnival,” commented Cliff Sifford, Shoe Carnival’s Vice Chairman and Chief Executive Officer. “With consumer shopping habits upended by the pandemic, our team quickly shifted to meet customer needs by exponentially growing our e-commerce business and re-opening our stores safely by early June. Our multi-year investment in a world-class CRM platform played a significant role in our success during the year, driving increased sales and margins through segmented, personalized marketing.”

Mr. Sifford continued, “As we enter 2021, we remain financially strong and will leverage the invaluable knowledge we have gained to navigate through a changing dynamic. To date, our fiscal first quarter 2021 results are shaping up to show continued momentum and are on track for record first quarter sales and earnings.  We remain focused on maintaining our financial flexibility and expanding market share, while placing an added emphasis on our merchandising strategy and in-store experience. In addition, we will continue to enhance our e-commerce capabilities, delivering growth well ahead of our previous expectations. With so much great work being done, I am looking forward to another strong year for the Shoe Carnival team.”

Fourth Quarter Financial Results

The Company reported net sales of $253.9 million for the fourth quarter of fiscal 2020, a 5.8 percent increase compared to net sales of $239.9 million for the fourth quarter of fiscal 2019. Comparable store sales increased 6.4 percent for the fourth quarter of fiscal 2020.  The timing of the sales increase during the fourth quarter correlated with issuance of government stimulus toward the end of calendar year 2020.

Net income for the fourth quarter of fiscal 2020 was $7.4 million, or $0.52 per diluted share. For the fourth quarter of fiscal 2019, the Company reported net income of $3.5 million, or $0.24 per diluted share.

Gross profit margin for the fourth quarter of fiscal 2020 increased to 30.8 percent compared to 29.1 percent in the fourth quarter of fiscal 2019. Merchandise margin increased 1.6 percent and buying, distribution and occupancy expenses decreased 0.1 percent as a percentage of net sales compared to the fourth quarter of fiscal 2019. The increase in merchandise margin was primarily due to lower promotional activity during the quarter but was partially offset by higher shipping costs associated with the increase in e-commerce sales.

Selling, general and administrative expenses for the fourth quarter increased $2.5 million to $67.6 million compared to the fourth quarter of fiscal 2019. The increase was primarily attributable to costs supporting increased e-commerce sales.  As a percentage of net sales, these expenses were leveraged to 26.6 percent compared to 27.1 percent in the fourth quarter of fiscal 2019.

Fiscal Year 2020 Financial Results

Net sales during fiscal 2020 decreased $59.8 million to $976.8 million. This included a $106.3 million year-over-year decrease in first quarter net sales resulting from the temporary closure of the Company’s physical stores due to the global pandemic, followed by a cumulative increase in sales over the remainder of the fiscal year.  E-commerce sales increased 175 percent compared to fiscal 2019 and represented approximately 19 percent of net sales in fiscal 2020.  Overall, comparable store sales declined 5.3 percent in fiscal 2020, comprised of a 42.3 percent decline in the first quarter, followed by a 6.9 percent cumulative increase over the remainder of the fiscal year.

Net income for fiscal 2020 was $16.0 million, or $1.12 per diluted share, compared to net income of $42.9 million, or $2.92 per diluted share, in fiscal 2019. Included in fiscal 2019 earnings was a tax benefit in connection with the vesting of equity-based compensation of approximately $1.9 million, or $0.13 per diluted share.

Gross profit margin for fiscal 2020 was 28.7 percent compared to 30.1 percent in fiscal 2019.  Merchandise margin decreased 0.6 percent and buying, distribution and occupancy expenses increased 0.8 percent as a percentage of net sales compared to fiscal 2019.  The decrease in merchandise margin was primarily due to increased shipping costs associated with the higher level of e-commerce sales. The decrease was partially offset by being less promotional throughout fiscal 2020. The increase in buying, distribution and occupancy costs as a percentage of sales was primarily due to increased distribution costs resulting from recent investments at the Company’s distribution center, and the deleveraging effect of lower sales.

Selling, general and administrative expenses for fiscal 2020 increased $0.5 million to $258.1 million. As a percentage of net sales, these expenses deleveraged to 26.5 percent compared to 24.9 percent in fiscal 2019.

Store Openings and Closings

The Company opened four stores and closed 13 stores during fiscal 2020 compared to one store opening and six store closings in fiscal 2019.

Store openings and closings by quarter for the fiscal year were as follows:

	New Stores	Store Closings
First quarter 2020	0	2
Second quarter 2020	2	10
Third quarter 2020	1	0
Fourth quarter 2020	1	1
Fiscal year 2020	4	13

Share Repurchase Program

Due to the volatility this year, no shares were repurchased in fiscal 2020. As of January 30, 2021, $50.0 million was available for future repurchases under the new share repurchase program. The Company plans to resume the repurchase of shares under the repurchase program in fiscal 2021 under the assumption that general economic conditions will stabilize and the pandemic will have significantly less impact on the Company’s performance and operations.

Fiscal 2021 Earnings Outlook

Given the continued uncertainty surrounding COVID-19 and its impact on consumer spending behaviors and recent supply chain disruptions, the Company will not be introducing annual guidance at this time. Instead, the Company is offering an initial view of its first quarter of fiscal 2021.

Based on fiscal 2021 first quarter-to-date results, the Company currently anticipates record first quarter sales and earnings, with sales anticipated to be at least $273 million and diluted net income per share of at least $1.40.

Conference Call

Today, at 4:30 p.m. Eastern Time, the Company will host a conference call to discuss the fourth quarter and fiscal 2020 results. Participants can listen to the live webcast of the call by visiting Shoe Carnival's Investors webpage at www.shoecarnival.com. While the question-and-answer session will be available to all listeners, questions from the audience will be limited to institutional analysts and investors. A replay of the webcast will be available on the Company’s website beginning approximately two hours after the conclusion of the conference call and will be archived for one year.

Record Date and Date of Annual Shareholder Meeting

The Company also announced that April 9, 2021, has been set as the shareholder of record date and the Annual Meeting of Shareholders will be held on June 10, 2021.

About Shoe Carnival

Shoe Carnival, Inc. is one of the nation’s largest family footwear retailers, offering a broad assortment of moderately priced dress, casual and athletic footwear for men, women and children with emphasis on national name brands. As of March 24, 2021, the Company operates 383 stores in 35 states and Puerto Rico, and offers online shopping at www.shoecarnival.com.  Headquartered in Evansville, IN, Shoe Carnival trades on The Nasdaq Stock Market, LLC under the symbol SCVL. Shoe Carnival's press releases and annual report are available on the Company's website at www.shoecarnival.com.

Contact Information

Cliff Sifford

Vice Chairman and Chief Executive Officer, or

W. Kerry Jackson

Senior Executive Vice President, Chief Financial and Administrative Officer and Treasurer

7500 East Columbia Street

Evansville, IN 47715

www.shoecarnival.com

(812) 867-4034

Cautionary Statement Regarding Forward-Looking Information

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties.  A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, but are not limited to: the duration and spread of the COVID-19 outbreak, mitigating efforts deployed by government agencies and the public at large, and the overall impact from such outbreak on the operations of our stores, economic conditions, financial market volatility, consumer spending and our supply chain and distribution processes; general economic conditions in the areas of the continental United States in which our stores are located and the impact of the ongoing economic uncertainty in Puerto Rico on sales at, and cash flows of, our stores located in Puerto Rico; the effects and duration of economic downturns and unemployment rates; changes in the overall retail environment and more specifically in the apparel and footwear retail sectors; our ability to generate increased sales at our stores; our ability to successfully navigate the increasing use of online retailers for fashion purchases and the impact on traffic and transactions in our physical stores; the success of the open-air shopping centers where our stores are located and its impact on our ability to attract customers to our stores; our ability to attract customers to our e-commerce platform and to successfully grow our multi-channel sales; the potential impact of national and international security concerns on the retail environment; changes in our relationships with key suppliers; our ability to control costs and meet our labor needs in a rising wage environment; changes in the political and economic environments in, the status of trade relations with, and the impact of changes in trade policies and tariffs impacting, China and other countries which are the major manufacturers of footwear; the impact of competition and pricing; our ability to successfully manage and execute our marketing initiatives and maintain positive brand perception and recognition; our ability to successfully manage our current real estate portfolio and leasing obligations; changes in weather, including patterns impacted by climate change; changes in consumer buying trends and our ability to identify and respond to emerging fashion trends; the impact of disruptions in our distribution or information technology operations; the effectiveness of our inventory management; the impact of natural disasters, other public health crises, political crises, civil unrest, and other catastrophic events on our stores and our suppliers, as well as on consumer confidence and purchasing in general; risks associated with the seasonality of the retail industry; the impact of unauthorized disclosure or misuse of personal and confidential information about our customers, vendors and employees, including as a result of a cybersecurity  breach; our ability to manage our third-party vendor relationships; our ability to successfully execute our business strategy, including the availability of desirable store locations at acceptable lease terms, our ability to open new stores in a timely and profitable manner, including our entry into major new markets, and the availability of sufficient funds to implement our business plans; higher than anticipated costs associated with the closing of underperforming stores; the inability of manufacturers to deliver products in a timely manner; an increase in the cost, or a disruption in the flow, of imported goods; the impact of regulatory changes in the United States, including minimum wage laws and regulations, and the countries where our manufacturers are located; the resolution of litigation or regulatory proceedings in which we are or may become involved; continued volatility and disruption in the capital and credit markets; future stock repurchases under our stock repurchase program and future dividend payments; and other factors described in the Company’s SEC filings, including the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized. Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “pro forma,” “anticipates,” “intends” or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions. Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments.

Financial Tables Follow

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Thirteen	Thirteen	Fifty-Two	Fifty-Two
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	January 30, 2021	February 1, 2020	January 30, 2021	February 1, 2020
Net sales	$253,897	$239,875	$976,765	$1,036,551
Cost of sales (including buying, distribution and occupancy costs)	175,745	169,975	696,783	724,682
Gross profit	78,152	69,900	279,982	311,869
Selling, general and administrative expenses	67,587	65,123	258,117	257,660
Operating income	10,565	4,777	21,865	54,209
Interest income	(2)	(150)	(97)	(730)
Interest expense	119	36	412	191
Income before income taxes	10,448	4,891	21,550	54,748
Income tax expense	3,005	1,408	5,559	11,834
Net income	$7,443	$3,483	$15,991	$42,914
Net income per share:
Basic	$0.53	$0.25	$1.14	$2.97
Diluted	$0.52	$0.24	$1.12	$2.92
Weighted average shares:
Basic	14,096	14,076	14,066	14,427
Diluted	14,303	14,311	14,248	14,686

Cash dividends declared per share	$0.090	$0.085	$0.355	$0.335

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

(Unaudited)

	January 30, 2021	February 1, 2020
ASSETS
Current Assets:
Cash and cash equivalents	$106,532	$61,899
Accounts receivable	7,096	2,724
Merchandise inventories	233,266	259,495
Other	8,411	5,529
Total Current Assets	355,305	329,647
Property and equipment – net	62,325	67,781
Deferred income taxes	5,635	7,833
Other noncurrent assets	13,843	8,106
Operating lease right-of-use assets	205,639	215,007
Total Assets	$642,747	$628,374

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$57,717	$60,665
Accrued and other liabilities	24,390	18,695
Current portion of operating lease liabilities	48,794	43,146
Total Current Liabilities	130,901	122,506
Long-term portion of operating lease liabilities	182,622	194,108
Deferred compensation	16,008	13,345
Other	3,040	1,052
Total Liabilities	332,571	331,011
Total Shareholders’ Equity	310,176	297,363
Total Liabilities and Shareholders’ Equity	$642,747	$628,374

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

(Unaudited)

	Fifty-Two	Fifty-Two
	Weeks Ended	Weeks Ended
	January 30, 2021	February 1, 2020
Cash Flows From Operating Activities
Net income	$15,991	$42,914
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,114	16,950
Stock-based compensation	3,883	6,486
Loss on retirement and impairment of assets, net	2,807	1,503
Deferred income taxes	2,198	2,619
Non-cash operating lease expense	42,008	42,322
Other	2,035	1,236
Changes in operating assets and liabilities:
Accounts receivable	(4,372)	(1,505)
Merchandise inventories	26,229	(1,956)
Operating lease liabilities	(38,477)	(45,933)
Accounts payable and accrued liabilities	2,510	9,468
Other	(7,531)	(7,158)
Net cash provided by operating activities	63,395	66,946

Cash Flows From Investing Activities
Purchases of property and equipment	(12,396)	(18,501)
Other proceeds	303	750
Net cash used in investing activities	(12,093)	(17,751)

Cash Flows From Financing Activities
Borrowings under line of credit	24,903	20,000
Payments on line of credit	(24,903)	(20,000)
Proceeds from issuance of stock	195	182
Dividends paid	(5,128)	(5,671)
Purchase of common stock for treasury	0	(37,768)
Shares surrendered by employees to pay taxes on restricted stock	(1,736)	(11,060)
Net cash used in financing activities	(6,669)	(54,317)
Net increase (decrease) in cash and cash equivalents	44,633	(5,122)
Cash and cash equivalents at beginning of year	61,899	67,021
Cash and cash equivalents at end of year	$106,532	$61,899